Exhibit 99.1

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Contact: William Galligan, 816-983-1551, william.h.galligan@kcsr.com

Kansas City Southern Announces Common Stock Offering by Grupo TMM, S.A. Kansas City, Mo., December 4, 2006 - Kansas City Southern (KCS) (NYSE:KSU) today announced that Grupo TMM, S.A. (Grupo TMM), has commenced a public offering of 1,494,469 shares of KCS' common stock owned by Grupo TMM. KCS will not receive any proceeds from the offering.

Morgan Stanley & Co. Incorporated will be the sole book-running manager for the offering. This offering is being made only by means of a prospectus. Copies of the preliminary prospectus and records relating to the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, New York, NY 10014, or by email to prospectus@morganstanley.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS' North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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